Exhibit 99.1

Genie Energy Ltd. Announces Exchange Offer

NEWARK, NJ — July 19, 2012:  Genie Energy Ltd., (NYSE: GNE) announced its intention to launch an offer to exchange outstanding shares of Class B Common Stock for a new series of Preferred Stock.  The offer will cover approximately one-third of the outstanding common stock, and Howard Jonas will not be exchanging any shares of common stock he owns or controls.  The exchange will be on a one for one basis, and the preferred stock will have a liquidation preference currently anticipated to be $8.50 per share, and dividend right that is senior to dividends on the common stock, providing an annual yield in the 7-8% range.  Genie anticipates that, following the current quarter, dividends on the common stock will be suspended for an indefinite time.  The preferred stock will be redeemable by Genie after a certain period.

Claude Pupkin, Chief Executive Officer of Genie, said “Genie is a unique combination of our retail energy business, which generates good cash flow, even while investing in steady growth, and Genie Oil and Gas, which requires substantial investment, but offers the potential for fantastic future growth and value.  In the nine months since the spin-off of Genie from IDT, we have learned that stockholders have varying investment preferences and objectives.  The exchange offer will provide our stockholders with the opportunity to own a security meeting their preferences, while allowing us to continue to benefit from the synergies of having the two operations in one corporate family.”

Ira Greenstein, President of Genie, added “Our oil and gas projects are long term plays, with risks both known and unforeseen.  We are bullish on the long-term prospects of our GOGAS business, but that risk profile and horizon may not be comfortable for all our stockholders.  The exchange offer is intended to ensure that a broader range of investors have the opportunity to partner with Genie and reap the rewards of our performance.”

The exchange offer will commence when the definitive materials (including an Offer to Exchange and Letter of Transmittal) are filed with the Securities and Exchange Commission and made available to Genie’s stockholders and will remain open for at least twenty business days.  Genie will file with the Securities and Exchange Commission and mail to stockholders exchange offer documents with full details of the offer, including complete instructions on the exchange process procedure along with the transmittal forms and other data when the offer is commenced.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE) is comprised of IDT Energy and Genie Oil and Gas (GOGAS).  IDT Energy is a retail energy provider (REP) supplying electricity and natural gas to residential and small business customers in the Northeastern United States.  GOGAS is pioneering technologies to produce clean and affordable transportation fuels from the world's abundant oil shale and other unconventional fuel resources.  GOGAS resource development projects include oil shale initiatives in Colorado and Israel.  For more information, visit www.genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10 (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain our income and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
Genie Energy Investor Relations
Bill Ulrey
P: (973) 438-3848
E-mail: invest@genie.com